EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2004 Stock Incentive Plan of Staples, Inc. and in the related Prospectus, of our reports dated February 22, 2005, with respect to the consolidated financial statements and schedule of Staples, Inc., Staples, Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Staples Inc., included in its Annual Report (Form 10-K) for the year ended January 29, 2005, as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP
Boston, Massachusetts
September 14, 2005